Exhibit 99.1

Erin Bowler	Jennifer Moreno
Navigant Healthcare Marketing	Navigant Investor Relations
312.583.3659	312.573.5634
NAVIGANT ACQUIRES ETHOSPARTNERS, STRENGTHENING HEALTHCARE CONSULTING PRACTICE
Navigant Healthcare Team now consists of 450 Dedicated Consulting Professionals
CHICAGO — October 4, 2010 — Navigant (NYSE: NCI) announced today that it has acquired EthosPartners Healthcare Management Group, Inc. (EthosPartners), a national healthcare consulting group specializing in physician and hospital alignment, physician practice operations management, and physician revenue cycle management. Combining EthosPartners’ physician expertise with Navigant’s existing healthcare practice capabilities significantly enhances and broadens the solutions that Navigant offers to its clients.
“We are very pleased to make an additional investment in one of our key strategic growth areas following earlier 2010 investment success in our Energy, Disputes and Economics practices,” commented William M. Goodyear, Chairman and Chief Executive Officer of Navigant. “In order to compete in today’s rapidly changing market, health systems are exploring strategies for adding physicians as their partners in care delivery. The need to integrate and manage these physician groups to prepare for the demands of health reform while delivering high quality care is rapidly accelerating. The combination of our existing healthcare team with EthosPartners will position us to assist clients in addressing the impacts of this change.”
EthosPartners’ physician focused experience in the areas of practice management, revenue cycle management, business intelligence and strategic consulting services is a strong complement to Navigant’s healthcare provider expertise. The EthosPartners team includes 180 billable professionals, 85 of which are part of the revenue cycle outsourcing business based in South Dakota. Eight of the professionals will be joining Navigant as Managing Directors, with several taking practice leadership roles.
“Hospitals, health systems and physician practices need to prepare for lower reimbursements from Medicare, Medicaid and commercial payers, while constructing a delivery capability that can accept innovative payment techniques tied to better quality outcomes,” commented Dave Zito, Managing Director and Navigant Healthcare Practice Leader. “By joining forces with EthosPartners we are creating a one-of-a-kind consulting group that can help clients survive in today’s competitive healthcare market. The passage of healthcare reform has thrust our clinical integration practice into the spotlight and with our combined organizations we are better positioned to help transform health systems into Accountable Care Organizations.”

In addition to expanding existing consulting services, EthosPartners broadens Navigant’s healthcare solutions with the addition of a recognized revenue outsourcing solution. Using proven business processes the group helps its clients achieve efficiency in billing and collecting to reach optimal financial performance. Additional information about EthosPartners can be found at www.ethospartnershc.com.
“Uniting EthosPartners’ physician practice expertise with Navigant’s healthcare solutions makes us the only one to combine hospital — physician strategy and integration expertise with ‘roll up the sleeves’ practice management and operational execution that can achieve implementable performance improvement targets,” commented Alex Hunter, President and Chief Executive Officer of EthosPartners. “This combination of resources and capabilities will help healthcare providers prepare their organizations to succeed in the rapidly changing healthcare market.”
Under the terms of the asset purchase agreement, Navigant paid a total of $37 million, consisting of $28 million in cash, $2 million in restricted Navigant stock and $7 million of deferred cash payments. In addition, EthosPartners can earn up to $8 million of additional payments based on the future performance of the business.
About Navigant
Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the impacts of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant can be found at www.navigantconsulting.com.
Except as set forth below, statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.Forward-looking statements may be identified by words including “goals,” “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, without limitation: the timing and successful integration of this acquisition; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; the successful expansion of and the increase in the Company’s service offerings and staff; conflicts of interest; and potential legislative and regulatory requirements, approvals or changes. Further information on these and other potential factors that could affect the Company’s financial results are included in the Company’s filings with the SEC under the “Risk Factors” section and elsewhere in those filings. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements after the date of this press release.
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